SUBLEASE AGREEMENT
                               ------------------


         THIS SUBLEASE AGREEMENT, dated as of July 1, 1997 is made by and between JOHN R. KRIEGER, an adult individual, as sublessor ("Krieger") and P. R. HOFFMAN MACHINE PRODUCTS, INC., an Arizona corporation, as sublessee ("Hoffman").

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, by Lease Agreement dated as of July 12, 1994 (the "Lease Agreement"), by and between PRH Properties, a Pennsylvania general partnership, as landlord (the "Partnership"), and P.R. Hoffman Machine Products Corporation, a Delaware corporation, as tenant (the "Company"), the Company leased from the Partnership that certain real property containing approximately 2.35 acres, together with all improvements located thereon and appurtenances thereunto belonging, located on Commerce Drive, South Middleton Township, Cumberland County, Pennsylvania (the "Premises"); and

         WHEREAS, Paragraph 21 of the Lease Agreement provides that the Company shall not have the right to assign or sublet the Premises without the written consent of the Partnership, which consent shall not be unreasonably withheld; and

         WHEREAS, pursuant to a certain Assignment and Assumption Agreement dated as of July 1, 1997 (the "Assignment Agreement"), the Company assigned to Krieger, and Krieger accepted and assumed from the Company, all of the Company's rights, obligations, title and interest in, to and under the Lease Agreement; and

         WHEREAS, Krieger desires to sublease the Premises to Hoffman, and Hoffman desires to sublease the Premises from Krieger; and

         WHEREAS, the consent of the Partnership to the Assignment Agreement has been obtained by the Company; and

         WHEREAS, the consent of the Partnership to this Sublease Agreement has been obtained by Krieger.

         NOW, THEREFORE, in consideration of the premises, the mutual terms, covenants and conditions herein contained, and the rent reserved to be paid by Hoffman to Krieger, the parties hereto, intending to be legally bound, do hereby agree and covenant as follows:

         1. Sublease of the Premises. Krieger hereby subleases to Hoffman, and Hoffman hereby subleases from Krieger, the Premises.

         2. Term.  This Sublease  Agreement  shall be for an initial term of two
(2) years beginning July 1, 1997 (the "Commencement Date"), and ending June 30, 1999, unless sooner terminated in accordance with the terms of this Sublease Agreement. Hoffman shall have the right and option to renew the term for two (2) successive, additional periods of one (1) year each; provided, however, that Hoffman shall have no right or option to renew the term of this Sublease if an Event of Default (as defined herein) has occurred under this Sublease upon the date of giving of the notice to renew or at any time thereafter through and including the expiration date of the then-existing term of this Sublease. Hoffman shall exercise its right to renew the term only by providing Krieger with written notice thereof at least ninety days (90) days prior to the expiration of the then-existing term. The maximum term of this Sublease and all renewal terms is four (4) years from the Commencement Date.

         3. Rent.

                  (a) Commencing on the Commencement Date, Hoffman shall pay to Krieger during the term of this Sublease Agreement, as annual minimum rental, the sum of One Hundred Twenty-Six Thousand Nine Hundred Dollars ($126,900), payable in equal monthly installments of Ten Thousand Five Hundred Seventy-Five Dollars ($10,575).

                  (b) At the expiration of every anniversary date following the Commencement Date during the term of this Sublease (each a "Sublease Year"), the minimum rent shall be adjusted by the index known as the U.S. City Average Consumer Price Index for Urban Wage Earners and Clerical Workers (revised series; 1982-84=100) issued from time to time by the Federal Bureau of Labor Statistics, or any successor agency that shall issue the index, or any other measure hereafter employed by the Federal Bureau of Labor Statistics or any successor agency in lieu of such index (the "CPI"). The CPI adjustment to the minimum rent shall be exactly equal to the change in the cost of living as determined by the CPI; provided, however, that in no event shall the CPI adjustment to the minimum rent exceed five percent (5%) for any Sublease Year. To compute such CPI adjustment, the prevailing CPI will be used. Each such CPI adjustment shall be accomplished by multiplying the minimum rent established for the Sublease Year terminating just prior to each date of adjustment aforesaid by a fraction, the numerator of which shall be the most recently published CPI prior to the current date of adjustment in question, and the denominator of which shall be the CPI published closest to, and used as the numerator in calculations under this Subparagraph 3(b) for, the date of adjustment occurring just prior to the current date of adjustment (but in no event shall the minimum rent be reduced as a result of such adjustment below the minimum rent payable immediately prior thereto), and the increased minimum rent resulting from the CPI adjustment to minimum rent thereby established shall continue in effect as a minimum rent until again adjusted as herein provided.

                  (c) All rent shall be payable in advance, punctually and without demand, deduction or set off, payable on the first day of each month during the term of this Sublease at such place as Krieger may designate in writing. If Hoffman fails to make any rental or other payment within ten (10) days of the date it is due hereunder, a late charge equal to five percent (5%) of the amount of the payment due shall be assessed and shall be immediately due and collectible as additional rent hereunder.

         4. Utilities, Taxes, Insurance. Hoffman shall pay for all utility services, including without limitation intended, electricity, water, sewer, and telephone services, consumed by Hoffman on the Premises. In addition, Hoffman shall immediately, upon demand by Krieger, reimburse Krieger for any and all payments required to be made by Krieger under the Lease Agreement (other than late fees or penalties), including, without limitation intended, payments for taxes or insurance for the Premises. Krieger agrees, subject to reimbursement as provided above, to maintain all insurance required under the Lease Agreement during the term of this Sublease Agreement.

         5. Compliance with Terms and Conditions of the Lease Agreement. Except as otherwise provided in this Sublease Agreement, the parties hereto shall be subject to all of the terms and conditions of the Lease Agreement, and Hoffman agrees to comply with each and every provision of the Lease Agreement and to perform all the covenants applicable to Krieger contained therein, including, without limitation intended, the maintenance obligations set forth in Paragraphs 10 and 11 of the Lease Agreement. Hoffman acknowledges receipt of a copy of the Lease Agreement, which is attached hereto as Exhibit "A" and made a part hereof.

         6. Compliance with Law, Condition of the Premises. Hoffman shall comply with all laws, ordinances and regulations concerning the Premises (and any fixtures, machinery or equipment therein) and Hoffman's use of the Premises. Hoffman has examined and knows the condition of the Premises and equipment, and acknowledges that no representations as to the condition and repair thereof have been made by Krieger or its agents prior to or at the execution of this Sublease Agreement that are not herein expressed, and accepts the Premises and equipment in an "as is" condition without warranty as to suitability for any particular use.

         7. Default by Hoffman.

                  (a) If Hoffman shall default in making any payment of rent or other sums required to be paid by Hoffman in accordance with the terms of this Sublease, or shall default in the observance or performance of any other provision of this Sublease, and such default shall continue uncured for a period of ten (10) days with respect to a monetary default or thirty (30) days with respect to a non-monetary default, an Event of Default shall have occurred; provided however, that if the nature of Hoffman's default is such that it is not capable of being cured within such thirty day period, the Event of Default shall not be deemed to have occurred if Hoffman commences such cure within a thirty day period and thereafter diligently prosecutes such cure to completion, as determined by Krieger in Krieger's sole and reasonable discretion.

                  (b) If an Event of Default has occurred, Krieger may declare this Sublease Agreement and Hoffman's right to possession of the Premises ended, whereupon Krieger shall have all such remedies as the Partnership has upon an Event of Default under the Lease Agreement, together with any other rights or remedies available at law or equity.

         8. Default by Krieger.

                  (a) In the event Krieger shall default in keeping, observing or performing any of the terms, provisions, covenants and conditions contained in the Lease Agreement, and such default is not cured (or proper corrective measures to cure such default commenced) by Krieger within the period specified in the Lease Agreement for the curing of such defaults, Hoffman shall have the right, but not the obligation, to remedy such default after giving written notice thereof to Krieger. Krieger agrees to promptly send to Hoffman a copy of any notice of default received from the Partnership.

                  (b) In the event Krieger shall default in keeping, observing or performing any of the terms, provisions, covenants and conditions contained in this Sublease Agreement, and such default is not cured (or proper corrective measures to cure such default commenced) by Krieger within ten (10) days of such default, Hoffman, at any time thereafter upon ten (10) days' written notice to Krieger, may declare this Sublease Agreement ended, whereupon Hoffman shall have the remedies provided at law or in equity.

         9. Casualty. In the event of a casualty which would give Krieger the right to terminate the Lease Agreement, as determined by Krieger in its sole discretion, either Krieger or Hoffman may terminate this Sublease Agreement upon thirty (30) days' written notice to the other party.

         10. Surrender of the Premises, Holding Over, Notice to Quit.

                  (a) Upon the expiration or earlier termination of this Sublease for any reason, Hoffman shall surrender the Premises to Krieger in as good condition as existed on the Commencement Date, ordinary wear and tear excepted.

                  (b) If Hoffman, with Krieger's consent, remains in possession of the Premises after expiration or termination of the term, or after the date in any notice given by Krieger to Hoffman terminating this Sublease, such possession by Hoffman shall be deemed to be a month-to-month tenancy terminable on thirty (30) days' notice given at any time by either party. All provisions of this Sublease except those pertaining to term, shall apply to the month-to-month tenancy.

                  (c) Time is of the essence of each provision of this Sublease.
         Hoffman hereby waives the Notice to Quit requirements of the Pennsylvania Landlord and Tenant Act of 1951, as amended, 68 P.S. ss.250.101 et seq., or any other applicable law, and agrees to surrender the Premises without the need for notice at the expiration of the term, including any renewal or extension thereof, or upon sooner termination of this Sublease.

         11. Assignment and Subletting. Hoffman shall not assign or sublet the Premises or any part thereof without the written consent of Krieger, which consent may be withheld in Krieger's sole discretion.

         12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by hand or by certified or registered mail, return receipt requested, first-class postage prepaid, properly addressed to the party to whom such notice is directed, at the address hereinafter specified, or at such other address as the party receiving notice designates to the other party in writing and by complying with the terms of this paragraph.

         If to Krieger:

                                  John R. Krieger
                                  4 Hall Drive
                                  Dillsburg, PA  17019

         with a copy to:

                                  McNees, Wallace & Nurick
                                  100 Pine Street
                                  Post Office Box 1166
                                  Harrisburg, Pennsylvania 17108
                                          Att'n: W. Jeffry Jamouneau, Esquire

         If to Hoffman:

                                  Amtech Systems, Inc.
                                  131 South Clark Drive
                                  Tempe, AZ  85281
                                          Att'n: J.S. Whang, President

         with a copy to:

                                  Squire, Sanders & Dempsey
                                  40 N. Central Avenue
                                  Suite 2700
                                  Phoenix, AZ  85004
                                          Att'n: Christopher D. Johnson, Esquire

         13. Toxic Materials.

                  (a) As used in this Sublease,

                           (i) The term "Hazardous  Material[s]"  means any oil,
                  flammable items, explosives, radioactive materials, hazardous or toxic substances, material or waste or related materials including, without limitation, any substances that pose a hazard to the Premises or to persons on or about the Premises and any substances defined as or included in the definition of "hazardous substance," "hazardous waste," "hazardous material," "toxic substance," "extremely hazardous waste," "restricted hazardous waste" or words of similar import, now or subsequently regulated in any way under applicable federal, state or local laws or regulations, including without limitation, petroleum-based products, paints, solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonia compounds and other chemical products, asbestos, PCB's, urea formaldehyde foam insulation, transformers or other equipment containing dielectric fluid, levels of polychlorinated biphenyls, or radon gas, and similar compounds, and including any different products and materials which are subsequently found have adverse effects on the environment or the health and safety of persons.

                           (ii) The term "Environmental Law[s]" means any one or
                  all of the following: the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. ss.ss. 9601 et seq.); the Resource Conservation and Recovery Act as amended (42 U.S.C. ss.ss. 300f et seq); the Clean Water Act as amended (33 U.S.C. ss.ss. 1251 et seq.); the Clean Air Act as amended (42 U.S.C. ss.ss. 7401 et seq.) the Toxic Substance Control Act as amended (15 U.S.C. ss.ss. 136 et seq.) the Solid Waste Disposal Act as Amended (42 U.S.C. ss.ss. 3251 et seq.) the Hazardous Materials Transportation Act (49 U.S.C. ss.ss. 1801 et seq.); the regulations promulgated under any of the foregoing: and all other laws, regulations, ordinances, standards, policies, and guidelines now in effect or hereinafter enacted by any governmental entity (whether local, state or federal) having jurisdiction or regulatory authority over the Premises or over activities conducted therein and which deal with the regulation or protection of human health, industrial hygiene or the environment, including the soil, subsurface soil, ambient air, groundwater, surface water, and land use.

                           (iii) The term  "Environmental  Activity[ies]"  means
                  any generation, manufacture, production, pumping,, bringing upon, use, storage, treatment, release, discharge, escaping, emitting, leaching, disposal or transportation of Hazardous Materials.

                  (b) Hoffman shall protect, indemnify, defend (with counsel satisfactory to Krieger) and hold harmless Krieger, his heirs, representatives, employees, agents, lenders, and ground lessees, if any, and their respective successors and assigns for, from and against any and all losses, damages, claims, costs, expenses, penalties, response costs, fines and liabilities of any kind (including, without limitation, the cost of any investigation, remediation and cleanup, and reasonable attorneys' fees) which are determined to be attributable to
         (i) any Environmental Activity on the Premises undertaken or committed by Hoffman or Hoffman's agents or caused by the negligence of such persons during the Term of this Sublease. This indemnity shall survive the termination of this Sublease. Hoffman shall have no liability or obligation arising out of any violation of any Environmental Law or contamination or pollution of, or from, the Premises caused by (i) conduct or conditions occurring prior to, or after, Hoffman's occupancy of the Premises or (ii) Krieger's or Krieger's agents use of, or acts or omissions on, the Premises.

                  (c) Krieger shall protect, indemnify, defend (with counsel satisfactory to Hoffman) and hold harmless Hoffman and its directors, officers, partners, employees, agents, lenders, and ground lessees, if any, and their respective successor and assigns for, from and against any and all losses, damages, claims, costs, expenses, penalties, response costs, fines and liabilities of any kind (including, without limitation, the cost of any investigation, remediation and cleanup, and reasonable attorneys' fees) which are determined to be attributable to
         (i) any Environmental Activity on the Premises undertaken or committed by Hoffman or Hoffman's agents or caused by the negligence of such persons at any time prior to, during or after the Term of this Sublease. The indemnity shall survive the termination of this Sublease. Krieger shall have no liability or obligation arising out of any violation of any Environmental Law or contamination or pollution of, or from, the Premises caused by (i) conduct or conditions occurring during Hoffman's occupancy of the Premises, or (ii) Hoffman's or Hoffman's agents use of, or acts or omissions on, the Premises.

         14. Krieger's Representations and Warranties. Krieger represents, warrants and covenants to and with Hoffman that Krieger has the full right and power to execute and perform this Sublease and to grant the estate defined herein and Hoffman, on payment of the rent and performance of the covenants and agreements hereof, shall peaceably and quietly have, hold and enjoy the Premises and all rights, easements, appurtenances and privileges belonging or in any way appertaining thereto without molestation or hindrance of any person claiming by, through or under Krieger, subject, however, to the terms of this Sublease.

         15. Miscellaneous.

                  (a) This Sublease Agreement constitutes the entire agreement between the parties hereto as to the sublease of the Premises and supersedes all prior discussions, understandings or agreements between the parties hereto. No modification, amendment, change or addition to this Sublease Agreement shall be binding on the parties unless reduced to writing and signed by their authorized representatives.

                  (b) Except as herein otherwise specified, this Sublease Agreement shall legally benefit and bind the parties hereto and their respective successors and assigns. Hoffman may not record this Sublease Agreement without the prior written consent of Krieger.

                  (c) This Sublease Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to choice-of-law provisions, and jurisdiction and venue for all disputes hereunder shall lie only in the Court of Common Pleas for Cumberland County, Pennsylvania and/or in the United States District Court for the Middle District of Pennsylvania.

                  (d) If any term or provision or portion thereof of this Sublease Agreement, or application thereof to any person or circumstance, be held invalid, the remainder of said term or provision and/or of this Sublease Agreement shall not be affected thereby; and, to this end, the parties hereto agree that the terms and provisions of this Sublease Agreement are severable.

                  (e) This Sublease Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and same instrument.


         IN WITNESS WHEREOF, the parties hereto have caused this Sublease Agreement to be duly executed by their duly authorized representatives.


ATTEST:                                     Krieger:
                                            JOHN R. KRIEGER

-----------------------------               ------------------------------------
                                            John R. Krieger



ATTEST:                                     Hoffman:
                                            P.R. HOFFMAN MACHINE PRODUCTS, INC.,
                                             an Arizona corporation


                                            By
-----------------------------               ------------------------------------
                                            J.S. Whang, its President

                                   EXHIBIT "A"


                                [LEASE AGREEMENT]


                                      - 9 -